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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT

                                       TO

                          CERTIFICATE OF INCORPORATION

                                       OF

                               TMP WORLDWIDE INC.

        TMP WORLDWIDE INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, (hereinafter called the "Corporation") DOES HEREBY CERTIFY:

        FIRST: The first clause of ARTICLE V of the Certificate of Incorporation of the Corporation is hereby amended and replaced in its entirety with the following:

    "(1) CLASSES AND NUMBER OF SHARES

        The total number of shares of all classes of stock which the Corporation has authority to issue is one billion five hundred forty million (1,540,000,000) shares, consisting of one billion five hundred million (1,500,000,000) shares of Common Stock, par value $.001 per share (the "Common Stock"), thirty-nine million (39,000,000) shares of Class B Common Stock, par value $.001 per share (the "Class B Common Stock"), two hundred thousand (200,000) shares of 10.5% Cumulative Preferred Stock, par value $10.00 per share (the "Cumulative Preferred Stock"), and eight hundred thousand (800,000) shares of Preferred Stock, par value $.001 per share, which shall have such designations as may be authorized by the Board of Directors from time to time (the "Preferred Stock")."

        SECOND: The Certificate of Amendment of Certificate of Incorporation herein certified was duly adopted in accordance with the applicable provisions of SECTION 228 and 242 of the GENERAL CORPORATION LAW of the STATE OF DELAWARE.

        IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment of Certificate of Incorporation to be signed, under penalties of perjury, and the facts stated herein are true and correct.

Dated: June 14, 2000

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                                                       By:            /s/ ANDREW J. MCKELVEY
                                                            -----------------------------------------
                                                                        Andrew J. McKelvey
                                                                     CHIEF EXECUTIVE OFFICER
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